                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                    ADVANCED DIGITAL INFORMATION CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                    ADVANCED DIGITAL INFORMATION CORPORATION

                                 P.O. BOX 97057
                            11431 WILLOWS ROAD N.E.
                         REDMOND, WASHINGTON 98073-9757

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 24, 1999

TO THE SHAREHOLDERS:

    The Annual Meeting of Shareholders (the "Annual Meeting") of Advanced Digital Information Corporation, a Washington corporation ("ADIC" or the "Company"), will be held on Wednesday, February 24, 1999 at 10:00 a.m., local time, at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington, for the following purposes:

    1. To elect three directors, two to hold office for a three-year term and one to hold office for a two-year term;

    2,  To consider and vote upon a proposal to amend the Advanced Digital
       Information Corporation 1996 Stock Option Plan to increase the number of shares available for issuance thereunder by 600,000 shares; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

    Only holders of record of shares of ADIC Common Stock at the close of business on January 8, 1999, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and adjournments or postponements thereof. Shareholders are cordially invited to attend the Annual Meeting in person.

                                          By Order of the Board of Directors

                                                       [SIG]

                                          Leslie S. Rock
                                          Secretary--Treasurer

Redmond, Washington
January 28, 1999

PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                    ADVANCED DIGITAL INFORMATION CORPORATION

                                 P.O. BOX 97057
                            11431 WILLOWS ROAD N.E.
                         REDMOND, WASHINGTON 98073-9757

                                PROXY STATEMENT

    This Proxy Statement, which was first mailed to shareholders of Advanced Digital Information Corporation ("ADIC" or the "Company") on or about January 28, 1999, is furnished to shareholders of the Company (the "Shareholders") in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held February 24, 1999, and any adjournments or postponements thereof (the "Annual Meeting"). A proxy may be revoked in writing at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and voting in person. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, unless revoked. There were 9,776,662 shares of the Company's common stock (the "Common Stock"), the only security of the Company entitled to vote at the Annual Meeting, outstanding at January 8, 1999. Holders of a majority of those shares, present in person or represented by proxy, will constitute a quorum. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on January 8, 1999, the record date for the Annual Meeting.

    The cost of soliciting proxies will be borne by the Company. Proxies will be solicited by certain of the Company's directors, officers and regular employees ("Team Members"), without additional compensation, personally or by telephone or telefax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

    Each shareholder will be entitled to one vote for each share of Common Stock held. Directors will be elected by a plurality of the shares of Common Stock present by proxy or in person at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Abstention from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes on this matter since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of a director. The amendment to the 1996 Stock Option Plan will be approved if the votes cast in favor of the proposal by the shares entitled to vote thereon exceed the votes cast against the proposal. Abstentions from voting and broker nonvotes on this proposal will have no impact on the outcome since no vote has been cast for or against the proposal.

    The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The accompanying Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the Annual Meeting.

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes. One class is elected each year by the Shareholders. At the Annual Meeting, two directors will be elected to serve for terms of three years, expiring on the date of the Annual Meeting of Shareholders in 2002. One nominee, Tom A. Alberg, was elected in February 1998 to fill a vacancy on the Company's Board of Directors. He is nominated for election at the Annual Meeting for a term of two years, expiring on the date of the Annual Meeting of Shareholders in

2001, so that the director classes are as equal in size as possible, as required by Washington law. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Restated Bylaws of the Company. The names of nominees to the Board of Directors, each of whom is presently a director of the Company, and the names of directors whose terms will continue after the Annual Meeting are listed below.

    Unless otherwise instructed, the persons named in the accompanying Proxy intend to vote shares represented by properly executed proxies for the two nominees named below. If any nominee becomes unavailable for any reason or if a vacancy occurs before the election (which events are not anticipated), the proxies may be voted for a person to be selected by the Board of Directors.

NOMINEES

NAME AND AGE                                        DIRECTOR SINCE
--------------------------------------------------  --------------
Tom A. Alberg, age 58.............................       1998

    Mr. Alberg has been a principal of Madrona Investment Group LLC, a private venture investment firm, since January 1996. Mr. Alberg was the President, Chief Operating Officer and a Director of LIN Broadcasting Corporation, a cellular telephone company, from April 1991 to October 1995, and the Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, Inc., from July 1990 to October 1995. Prior to July 1990, Mr. Alberg was Chairman of the Executive Committee and a partner in the law firm of Perkins Coie, Seattle, Washington. Mr. Alberg also serves as a director of Active Voice Corporation, Amazon.com, Inc., Emeritus Corporation, MOSAIX, Inc. and Visio Corporation.

John W. Stanton, age 43...........................       1996

    Mr. Stanton served as a Director of ADIC for five years prior to its acquisition by Interpoint in 1994 and as a Director of Interpoint from 1988 until its acquisition by Crane Co. in October 1996. Mr. Stanton has served as Chairman of the Board and Chief Executive Officer of Western Wireless Corporation and its predecessor companies since 1992. Prior to this, he served as a Director of McCaw Cellular Communications, Inc. from 1987 to 1994, serving as Vice Chairman from 1988 to 1991. Mr. Stanton also serves as a Director of Columbia Sportswear, SmarTone Inc. and as a Trustee of Whitman College. He holds a B.A. in Political Science from Whitman College and an M.B.A. from Harvard Business School.

Peter H. van Oppen, age 46........................       1986

    Mr. van Oppen has served as Chairman of the Board and Chief Executive Officer of ADIC since its acquisition by Interpoint in 1994, and as President from 1994 to 1997. He served as Chairman of the Board of Interpoint from 1995 until its acquisition by Crane Co. in October 1996. He also served as President and Chief Executive Officer of Interpoint from 1989 until its acquisition by Crane Co. in October 1996, as President and Chief Operating Officer of Interpoint from 1987 to 1989, and as Executive Vice President for Finance and Operations of Interpoint from 1985 to 1987. Prior to 1985, Mr. van Oppen worked as a Consulting Manager at PricewaterhouseCoopers LLP and at Bain & Company in Boston and London. He has additional experience in medical electronics and venture capital. Mr. van Oppen also serves as a Director of Seattle FilmWorks, Inc., Spacelabs Medical, Inc. and Key Technology, Inc. He holds a B.A. from Whitman College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

CONTINUING DIRECTORS

NAME AND AGE                                        TERM EXPIRES   DIRECTOR SINCE
--------------------------------------------------  ------------   --------------
Christopher T. Bayley, age 60.....................      2000            1996

    Mr. Bayley served as a Director of Interpoint from 1987 until its acquisition by Crane Co. in October 1996. He has served as a principal of The Madison Group, a public affairs consulting firm, since 1997 and prior to that was Chairman of New Pacific Partners (a Seattle and Hong Kong-based investment bank) since 1992. He served as President and Chief Executive Officer of Glacier Park Company (real estate development), and as Senior Vice President, Corporate Affairs of Burlington Resources Inc. (oil and gas exploration and production company) from 1985 to 1992 and 1989 to 1992, respectively. He is also a Director of The Commerce Bank and a member of the Board of Trustees of Scenic America and the E.B. Dunn Historic Garden Trust. He holds an A.B. in History from Harvard University and a J.D. from Harvard Law School.

Russell F. McNeill, age 87........................      2000            1996

    Mr. McNeill served as a Director of Interpoint from 1977 until its acquisition by Crane Co. in October 1996. Mr. McNeill served as Secretary Emeritus of Interpoint from 1992 until its acquisition by Crane Co. in October 1996 and as its Secretary from 1977 to 1992. He is the former President of Old National Bank of Washington, and serves as Trustee Emeritus of Whitman College. He holds a B.A. in Mathematics and Physics from Whitman College.

Walter F. Walker, age 44..........................      2001            1996

    Mr. Walker served as a Director of Interpoint from 1995 until its acquisition by Crane Co. in October 1996. Mr. Walker has served as President of the Seattle Supersonics National Basketball Association basketball team (a subsidiary of Ackerley Communications, Inc.) since 1994. Prior to this, he served as President of Walker Capital (a money management firm) from March 1994 to September 1994 and as Vice President of Goldman Sachs & Co. (an investment banking firm) from 1987 to 1994. Mr. Walker serves as a Director of Redhook Ale Brewery, Incorporated and Gargoyles, Inc., and as a member of the University of Virginia Board of Visitors and as a Director of the Washington State Special Olympics Board. He holds a B.A. in Psychology from the University of Virginia and an M.B.A. from Stanford University.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During the last fiscal year there were five meetings of the Board of Directors. All directors attended at least 75% of all board and committee meetings of which they were a member.

    The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee. The Audit Committee, composed of Messrs. McNeill and Walker, reviews with the Company's independent auditors the scope, results and costs of the audit engagement. During the last fiscal year, there was one meeting of the Audit Committee.

    The Nominating Committee, composed of Messrs. Bayley, van Oppen and Walker, nominates and recommends candidates for the Board of Directors. During the last fiscal year, there were no meetings of the Nominating Committee, however the Board of Directors nominated and elected Mr. Tom A. Alberg to fill a vacancy on the Board of Directors in February 1998. Shareholders may nominate candidates for director when such candidate is nominated in compliance with the rules set forth in the Company's Restated Bylaws.

    The Compensation and Stock Option Committee, composed of Messrs. Bayley, Stanton and Walker, determines the salary and bonus to be paid to the Company's Chief Executive Officer and reviews the salaries and bonuses for those reporting to the Chief Executive Officer. The Committee also administers the Company's stock option plans and meets either independently or in conjunction with the Company's full Board of Directors to grant options to eligible individuals in accordance with the terms of each plan. During the last fiscal year, there were five meetings of the Compensation and Stock Option Committee.

COMPENSATION OF DIRECTORS; STOCK OPTION PROGRAM

    Nonemployee directors are paid a retainer of $2,000 per quarter and $500 for each Board of Directors meeting attended. The employee director is not paid any fees for serving as a member of the Board of Directors. Committee members are paid $500 for each meeting attended which is not part of a regularly scheduled Board of Directors meeting.

    Under the Advanced Digital Information Corporation 1996 Stock Option Plan (the "1996 Option Plan"), each director who is not an employee of the Company (an "Eligible Director") receives a nonqualified stock option for 5,500 shares of Common Stock upon his or her initial election or appointment ("Initial Grant"). Such options vest in four equal annual installments of 1,375 shares each beginning one year after the date of grant. The 1996 Option Plan also provides for an annual grant of options to purchase 2,000 shares of Common Stock to each Eligible Director on the date of each annual meeting of Shareholders. Such options vest on the date of the next annual meeting of Shareholders and expire after five years. The 1996 Option Plan is administered by the Compensation and Stock Option Committee of the Board of Directors.

    Mr. Alberg was elected to the Board of Directors immediately after the 1998 annual meeting of shareholders and received an Initial Grant under the 1996 Option Plan. In addition, to induce Mr. Alberg to become a Director of the Company and to make his initial option holdings comparable with those of the Company's existing directors, Mr. Alberg was granted a nonqualified stock option for 7,500 shares of the Company's Common Stock, which grant was not made under the 1996 Option Plan. Of these shares, 5,500 vest on the same terms as the Initial Grant, the remaining 2,000 shares vest on the date of the 1999 Annual Meeting.

                    PROPOSAL TO AMEND 1996 STOCK OPTION PLAN

    The 1996 Option Plan provides a means whereby selected Team Members (including directors who are also Team Members), officers, consultants, advisors and agents of the Company may be granted incentive stock options ("ISOs") or nonqualified stock options ("NSOs") to purchase shares of Common Stock. In addition, Eligible Directors receive automatic awards of NSOs under the 1996 Option Plan. Approximately 350 persons are eligible to participate in the 1996 Option Plan. Currently, subject to adjustment required in the event of any recapitalization of the Company, the aggregate amount of Common Stock that may be issued upon exercise of all options granted under the 1996 Option Plan may not exceed 1,025,000 shares. On December 9, 1998, the Company's Board of Directors unanimously adopted an amendment to the 1996 Option Plan that, subject to Shareholder approval, would authorize an additional 600,000 shares to be available for the granting of options under the 1996 Option Plan. As of December 31, 1998, approximately 54,000 shares remain available for future grant under the 1996 Option Plan, and options to purchase approximately 971,000 shares of Common Stock are outstanding. On December 31, 1998, the average of the high and low sale prices of the Common Stock was $16.06 per share, as reported by the Nasdaq National Market.

    The Board believes that the additional option shares would, among other things, promote the interests of the Company and its Shareholders by assisting the Company in attracting, retaining and stimulating the performance of directors, officers and key Team Members. The number of Team Members eligible to participate in the 1996 Option Plan has increased substantially as a result of the acquisition of EMASS, Inc. in August 1998. The Board believes that existing option grants have contributed substantially to the successful achievement of the above objectives and that the granting of stock options for these purposes is comparable with other high-technology companies.

    A copy of the 1996 Option Plan, as proposed to be amended, is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the 1996 Option Plan is summary and does not purport to be a complete description. See Appendix A for more detailed information.

DESCRIPTION OF THE 1996 OPTION PLAN

    The Committee is currently the administrator of the 1996 Option Plan (the "Option Plan Administrator"). Subject to the terms of the 1996 Option Plan, the Option Plan Administrator determines the terms and conditions of options granted under the 1996 Option Plan, including the exercise price. The 1996 Option Plan provides that the Option Plan Administrator must establish an exercise price for ISOs that is not less than the fair market value per share at the date of grant. Each ISO must expire within ten years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the voting stock of the Company, the 1996 Option Plan and the tax laws for ISOs provide that the exercise price may not be less than 110% of the fair market value per share at the date of grant and that the term of the ISOs may not exceed five years. Unless otherwise established by the Option Plan Administrator, the term of each option shall be five years from the date of grant. Unless otherwise provided by the Option Plan Administrator, options granted under the 1996 Option Plan vest at a rate of 25% per year over a four year period.

    Eligible Directors of the Company receive option awards under the 1996 Option Plan only in the form of automatic grants. These automatic grants are described above under "ELECTION OF DIRECTORS-- Compensation of Directors; Stock Option Program."

    No option may be transferred by the optionee other than by will or the laws of descent or distribution, except for certain transfers that may be permitted by the Option Plan Administrator. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, death or total disability, as such terms are defined in the 1996 Option Plan) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or in such longer period determined by the Option Plan Administrator. In the event the optionee is terminated for cause, the options terminate upon the Company's discovery of such cause. In the event the optionee dies or becomes totally disabled, options vested as of the date of death or total disability may be exercised prior to the earlier of the option's specified expiration date and one year from the date of the optionee's death or disability.

    In the event of certain corporate transactions, including certain mergers or a sale of substantially all the assets or a liquidation of the Company, each option that is at the time outstanding will automatically accelerate so that it will, immediately prior to such corporate transaction, become 100% vested, except that options other than those granted to Eligible Directors will not so accelerate if and to the extent (a) such option is, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (b) such option is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. Any options that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time are accelerated in the event the holder's employment or other services should subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by the successor corporation for cause or by the holder voluntarily without good reason.

    Shares subject to options granted under the 1996 Option Plan that have lapsed or terminated may again be subject to options granted under the 1996 Option Plan. Furthermore, the Option Plan Administrator may offer to exchange new options for existing options, with the shares subject to the existing options being again available for grant under the 1996 Option Plan. No ISOs may be granted under the 1996 Option Plan after July 22, 2006.

FEDERAL INCOME TAX CONSEQUENCES

    The material U.S. federal income tax consequences to the Company and to any person granted an option under the 1996 Option Plan who is subject to taxation in the United States under the existing applicable provisions of the Code and the underlying Treasury Regulations are substantially as follows. The following summary does not address state, local or foreign tax consequences and it is based on present law and regulations as in effect as of the date hereof.

    NSOS. No income will be recognized by a participant upon the grant of an NSO.

    Upon the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value at the time of exercise of the shares acquired over the option price. Upon a later sale of those shares, the optionee will have capital gain or loss equal to the difference between the amount realized on such sale and the tax basis of the shares sold. Futhermore, this capital gain or loss will be long-term capital gain or loss (currently taxed at a top rate of 20%) if the shares are held for more than one year before they are sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date.

    If the optionee uses already-owned shares to pay the exercise price of an NSO in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

    ISOS. No income will be recognized by a participant upon the grant of an ISO.

    The rules for the tax treatment of an NSO also apply to an ISO that is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of permanent and total disability, as defined in the Code).

    Upon the exercise of an ISO during employment or within three months after the optionee's termination of employment (12 months in the case of permanent and total disability), for regular tax purposes the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time equal to the excess of the fair market value of the shares over the exercise price). If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option exercise price will be taxed to the optionee as long-term capital gain or loss. If the shares are disposed of in an arms'-length sale before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess of the fair market value on the exercise date of the shares received over the option price paid (or, if less, the excess of the amount realized on the sale of the shares over the option price), and the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

    COMPANY DEDUCTION. In all the foregoing cases the Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to certain limitations. Among these limitations is Section 162(m) of the Code, under which certain compensation payments in excess of $1 million are not deductible by the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception if they meet the requirements set forth in Section 162(m) of the Code and the underlying Treasury Regulations. The 1996 Option Plan has been drafted to allow compliance with those performance-based criteria.

RECOMMENDATION BY THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF THE ADVANCED DIGITAL INFORMATION CORPORATION 1996 STOCK OPTION PLAN.

                               EXECUTIVE OFFICERS

    The following are executive officers of ADIC who will serve in the capacities noted until their successors are appointed:

NAME                                                AGE                        POSITION
--------------------------------------------------  ----   -------------------------------------------------
Peter H. van Oppen................................   46    Chairman of the Board and Chief Executive Officer
Charles H. Stonecipher............................   37    President and Chief Operating Officer
William C. Britts.................................   40    Executive Vice President, Sales and Marketing
Leslie S. Rock....................................   41    Secretary-Treasurer and Chief Accounting Officer

    Each executive officer of the Company is appointed annually by the Board of Directors.

    For a biographical summary of Mr. van Oppen see, "ELECTION OF DIRECTORS."

    CHARLES H. STONECIPHER. Mr. Stonecipher has served as President and Chief Operating Officer of ADIC since 1997 and as Senior Vice President and Chief Operating Officer of ADIC from 1995 to 1997. Prior to this, he served as Vice President, Finance and Administration and Chief Financial Officer of Interpoint from 1994 to 1995. Prior to joining Interpoint, Mr. Stonecipher worked as a Manager at Bain & Company in San Francisco from 1989 to 1994. Previously, he worked as an engineer at The Boeing Company. He holds B.S. and M.S. degrees in Mechanical Engineering from Stanford University, where he graduated Phi Beta Kappa, and an M.B.A. from Harvard Business School.

    WILLIAM C. BRITTS. Mr. Britts has served as Executive Vice President, Sales and Marketing of ADIC since 1998, as Vice President, Sales and Marketing from 1995 to 1997 and Director of Marketing of ADIC in 1994. For seven years prior to joining ADIC, Mr. Britts served in a number of marketing and sales positions with Raychem Corporation and its subsidiary, Elo TouchSystems. He holds B.S. and M.S. degrees in Mechanical Engineering from Virginia Polytechnic Institute and an M.B.A. from Harvard Business School.

    LESLIE S. ROCK. Ms. Rock has served as Treasurer and Chief Accounting Officer of ADIC since January 1997 and as Secretary since 1998. Ms. Rock served as Treasurer and Secretary of Interpoint from 1994 until its acquisition by Crane Co. in October 1996 and was a consultant to Crane Co. from October 1996 until January 1997. She served as Interpoint's Vice President, Finance from 1989 to 1994, as its Chief Financial Officer from 1987 to 1994, and as its Controller from 1986 to 1994. Prior to 1986, she was an Audit Manager at KPMG Peat Marwick. She holds a B.A. in Accounting from California State University, Fullerton, and is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the Company's Chief Executive Officer (the "CEO") and each of the three other most highly compensated executive officers of the Company (together with the CEO, the "named executive officers") during the fiscal years ended October 31, 1998, 1997 and 1996 based on services rendered to ADIC and Interpoint.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                  COMPENSATION
                                                                                    AWARDS
                                                          ANNUAL COMPENSATION     ----------
                                                          --------------------    SECURITIES    ALL OTHER
                     NAME AND                                         BONUS($)    UNDERLYING   COMPENSATION
                PRINCIPAL POSITION                  YEAR  SALARY($)     (1)       OPTIONS(#)      ($)(2)
--------------------------------------------------  ----  --------    --------    ----------   ------------
Peter H. van Oppen................................  1998  $227,500       --         20,000        $5,412
Chairman and                                        1997   204,308    $110,000      20,000         4,750
CEO(3)                                              1996   221,000      96,067     120,000           150

Charles H. Stonecipher............................  1998   173,750       --         20,000         3,998
President and                                       1997   153,486      87,500      15,000         4,071
Chief Operating Officer(4)                          1996   122,442      49,165      95,000           150

William C. Britts.................................  1998   149,538      56,000      50,000         2,000
Executive Vice President,                           1997   101,519      44,000       5,000         1,900
Sales and Marketing(5)                              1996    93,094      20,936      25,000           150

Michel R. Grosbost................................  1998   116,709(6)    --         10,000
President and General Manager,                      1997   121,684(6)   36,842(6)    5,000
ADIC Europe(7)                                      1996   138,720(6)   26,300(6)   41,500

------------------------

(1) Consists of a special bonus award for fiscal 1998, ADIC Bonus Plan awards for fiscal 1997 and Interpoint profit bonus and Management Incentive Plan awards for fiscal 1996.

(2) Consists of matching contributions to the 401(k) plan.

(3) Salary excludes cash-out of unused sick days and vacation days in accordance with Interpoint's flexible time-off plan, which was applicable to all Interpoint team members. Such cash-out amounted to $22,645 in fiscal 1996. Also excludes $454,067 related to compensation for the buyout of Interpoint stock options in fiscal 1996 in connection with the acquisition of Interpoint by Crane Co.

(4) Salary excludes cash-out of unused sick and vacation days in accordance with ADIC's policy of not recognizing vacation accruals for officers. Such cash-out amounted to $12,451 in fiscal 1996. Also excludes $177,543 related to compensation for the buyout of Interpoint stock options in fiscal 1996 in connection with the acquisition of Interpoint by Crane Co.

(5) Salary excludes cash-out of unused sick and vacation days in accordance with ADIC's policy of not recognizing vacation accruals for officers. Such cash-out amounted to $10,417 in fiscal 1996. Also excludes $56,285 related to compensation for the buyout of Interpoint stock options in fiscal 1996 in connection with the acquisition of Interpoint by Crane Co.

(6) Assumes an exchange rate of French francs to U.S. dollars of 5.9:1; 5.7:1 and 5.0:1 in fiscal years 1998, 1997 and 1996, respectively.

(7) Excludes $75,380 related to compensation for the buyout of Interpoint stock options in fiscal 1996 in connection with the acquisition of Interpoint by Crane Co.

STOCK OPTION GRANTS

    The following table sets forth certain information regarding options granted during the fiscal year ended October 31, 1998 to the named executive officers under the Company's 1996 Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                               POTENTIAL
                                                                    INDIVIDUAL GRANTS(1)                       REALIZABLE
                                                    ----------------------------------------------------    VALUE AT ASSUMED
                                                                   PERCENT OF                               ANNUAL RATES OF
                                                    NUMBER OF    TOTAL OPTIONS                                   STOCK
                                                    SECURITIES     GRANTED TO                              PRICE APPRECIATION
                                                    UNDERLYING        TEAM        EXERCISE                 FOR OPTION TERM(2)
                                                     OPTIONS       MEMBERS IN       PRICE     EXPIRATION   ------------------
NAME                                                GRANTED(#)   FISCAL YEAR(3)   ($/SHARE)      DATE       5%($)     10%($)
--------------------------------------------------  ----------   --------------   ---------   ----------   --------  --------
Peter H. van Oppen................................    20,000          5.68%       $ 16.5625     2/25/03    $ 91,518  $202,231
Charles H. Stonecipher............................    20,000          5.68%         16.5625     2/25/03      91,518   202,231
William C. Britts.................................    50,000         14.21%         16.5625     2/25/03     228,796   505,579
Michel R. Grosbost................................    10,000          2.84%         16.5625     2/25/03      45,759   101,116

------------------------

(1) These options vest in four equal annual installments beginning one year after the date of grant. The per share exercise price represents the fair market value of the Common Stock on the date of grant. The options expire five years from the date of grant.

(2) Future value of current year grants assuming appreciation of 5% and 10% per year over the five-year or ten-year option period. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

(3) Options issued to certain non-executive officer Team Members in exchange for cancellation of existing options were not considered option grants for purposes of this calculation.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The following table sets forth certain information regarding options exercised in fiscal 1998 and options held as of October 31, 1998 by each of the named executive officers.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                       SHARES                          OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                      ACQUIRED                       OCTOBER 31, 1998(#)         OCTOBER 31, 1998($)(2)
                                     ON EXERCISE      VALUE      ---------------------------   ---------------------------
NAME                                     (#)       REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Peter H. van Oppen.................     --            --           85,000         95,000        $288,554       $ 78,302
Charles H. Stonecipher.............     --            --           77,250         82,750         336,501        118,066
William C. Britts..................     --            --           20,750         71,250          69,938         50,057
Michel R. Grosbost.................     4,000        $58,498       25,000         41,500          45,307         84,807

------------------------

(1) Value realized is determined by subtracting the exercise price from the fair market value on the date the options were exercised and multiplying the resulting number by the number of underlying shares of Common Stock.

(2) Value is calculated based on the difference between the option exercise price and the fair market value of the Common Stock as of October 31, 1998, times the number of shares for those shares which are in-the-money.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON ANNUAL COMPENSATION

    The policy of the Compensation and Stock Option Committee (the "Committee") of the Board of Directors with respect to executive officer compensation is that such compensation should (a) assist ADIC in attracting, motivating and retaining key executives critical to the Company's success, (b) align the interests of the executives with the interests of the Shareholders, (c) reflect ADIC's performance, and (d) reward executives for their individual performance. Executive compensation includes base salary, bonuses based on Company performance and stock option grants. These programs are designed to provide incentives for both short- and long-term performance.

    BASE SALARY. The base salary of the CEO is set at an amount the Committee believes is competitive or somewhat below salaries paid to executives of companies of comparable size in similar industries and located within the local area. In evaluating salaries, the Committee relies upon surveys that provide data by industry and size of company, as well as knowledge of local pay practices as reported in financial periodicals or otherwise accessible to the Committee. Additionally, a review of the CEO's performance and a general review of the Company's financial and stock price performance are considered. The base salary for executive officers is reviewed annually. The CEO's base salary was increased from $220,000 to $250,000 effective August 1, 1998. This increase brings the CEO's base salary to the 25th percentile for the compensation survey used.

    BONUSES. The ADIC Bonus Plan (the "ABP") is a noncontributory plan that covers all ADIC Team Members except certain personnel based outside the United States and commissioned sales staff. Bonuses are paid in a single, annual payment. The Board of Directors sets aside a portion of pretax profits for payment under the ABP based upon achievement of certain corporate performance goals established at the beginning of the year. These goals are primarily tied to operating profit and provide for significant growth in sales and profitability during the year. Upon achievement of these goals, ABP payment targets are set as a percentage of base compensation depending upon the Team Member's level of responsibility, with certain adjustments reflecting individual performance. Payment amounts are targeted to Team Members beginning at a level of 8% of current base salary. For the CEO and other key Team Members, the ABP sets a threshold level of Company performance that must be attained before any bonuses are awarded. The payment target amount for the CEO is 50% of base salary as of the end of the fiscal year. ABP payments are presented in the Summary Compensation Table under the heading "Bonus"; there were no amounts paid to the CEO for fiscal year 1998.

    STOCK OPTION GRANTS. The Company provides its executive officers with long-term incentives through the 1996 Option Plan. The objective of the 1996 Option Plan is to provide incentives to maximize shareholder value. The Committee relies upon surveys and general familiarity with the proportion of shares available for stock options in similar technology-based companies to determine appropriate grant levels. On February 25, 1998, the CEO was granted options to purchase 20,000 shares of Common Stock at an exercise price of $16.5625 per share subject to a four-year vesting schedule.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                           John W. Stanton, Chairman
                             Christopher T. Bayley
                                Walter F. Walker

                               PERFORMANCE GRAPH
                       COMPARISON OF CUMULATIVE RETURN(1)
                AMONG ADVANCED DIGITAL INFORMATION CORPORATION,
              NASDAQ COMPUTER MANUFACTURER INDEX AND S&P 500 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ADIC      STANDARD       NASDAQ

               STOCK    & Poor's        Computer
                       500 Index    Manufacturer
                                           Index
10/17/96        $100        $100            $100
10/31/96         $85        $100             $97
10/31/97        $127        $129            $128
10/31/98         $97        $155            $205

------------------------

(1) Assumes $100 invested in ADIC Common Stock at the close of the first day of trading on October 17, 1996. Similarly, assumes $100 invested in the Nasdaq Computer Manufacturer Index and the S&P 500 Index on October 17, 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires ADIC officers and directors, and persons who own more than 10% of a registered class of ADIC's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% Shareholders are required by SEC regulation to furnish ADIC with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 4 or 5 were required for those persons, ADIC believes that during fiscal 1998 all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, other than a late filing relating to one purchase transaction by Walter F. Walker, a director, and late filings by each of the Company's directors and officers relating to option grants.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    The following table sets forth information as of January 8, 1999, with respect to the beneficial ownership of shares of Common Stock by (a) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (b) each director of ADIC, (c) each of ADIC's executive officers for whom compensation is reported in this Proxy Statement, and (d) all directors and executive officers of ADIC as a group. Except as noted, ADIC believes that the beneficial owners listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                              SHARES BENEFICIALLY
                                                                                     OWNED
                                                                             ----------------------
NAME                                                                            NUMBER      PERCENT
---------------------------------------------------------------------------  -------------  -------
Fidelity Management & Research ............................................      1,120,000    11.4%
 One Federal Street
 Boston, MA 02109

S Squared Technology Corp. ................................................        579,500     5.9%
 515 Madison Avenue, Suite 4200
 New York, NY 10022

John W. Stanton............................................................        384,664(1)    3.9%

Peter H. van Oppen.........................................................        236,955(2)    2.4%

Charles H. Stonecipher.....................................................         88,250(3)    *

Christopher T. Bayley......................................................         49,000(4)    *

Walter F. Walker...........................................................         42,250(5)    *

William C. Britts..........................................................         39,535(6)    *

Michel R. Grosbost.........................................................         35,430(7)    *

Tom A. Alberg..............................................................         33,750(8)    *

Russell F. McNeill.........................................................         11,450(1)    *

All directors and executive officers as a group (10 persons)...............        929,044(9)    9.5%

------------------------

*   Represents holdings of less than 1%.

(1) Includes 5,000 shares subject to issuance upon exercise of options that are exercisable within 60 days.

(2) Does not include 5,300 shares that are held in trust for Mr. van Oppen's minor children or 3,000 shares that are held in a trust (of which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims beneficial ownership. Includes 242 shares owned by Mr. van Oppen's spouse and 90,000 shares subject to issuance upon exercise of options that are exercisable within 60 days.

(3) Includes 86,250 shares subject to issuance upon exercise of options that are exercisable within 60 days.

(4) Includes 1,000 shares owned by Mr. Bayley's spouse. Includes 5,000 shares subject to issuance upon exercise of options that are exercisable within 60 days.

(5) Includes 12,250 shares subject to issuance upon exercise of options that are exercisable within 60 days.

(6) Includes 38,250 shares subject to issuance upon exercise of options that are exercisable within 60 days.

(7) Includes 34,500 shares subject to issuance upon exercise of options that are exercisable within 60 days.

(8) Includes 800 shares owned by Raven Trust, a charitable trust of which Mr. Alberg and his spouse are the sole trustees. Includes, 4,750 shares subject to issuance upon exercise of options that are exercisable within 60 days.

(9) Includes 282,250 shares subject to issuance upon exercise of options that are exerciseable within 60 days, 242 shares owned by Mr. van Oppen's spouse, 1,000 shares owned by Mr. Bayley's spouse and 800 shares owned by Raven Trust, a charitable trust of which Mr. Alberg and his spouse are the sole trustees. Does not include 5,300 shares that are held in trust for Mr. van Oppen's minor children or 3,000 shares that are held in a trust (of which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims beneficial ownership.

                              CERTAIN TRANSACTIONS

    The Company reimburses Michel R. Grosbost, President and General Manager, ADIC Europe, for use of office space and equipment located in his residence in connection with the Company's sales operations in Europe. Rent payments for use of this office space and equipment in fiscal 1998 were $24,000.

                              INDEPENDENT AUDITORS

    PricewaterhouseCoopers LLP was ADIC's independent auditor in fiscal 1998. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement, if desired.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    In accordance with the Company's Bylaws, a shareholder proposing to transact business at the Company's annual meeting of shareholders must provide notice of such proposal, in the manner required by the Company's Bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if the Company provides less than 60 days' notice of such meeting, no later than 10 days after the date of the Company's notice). Shareholder proposals to be considered for inclusion in the Company's proxy statement and form of proxy relating to its annual meeting of shareholders to be held in February 2000 must be received by the Company no later than September 24, 1999.

                                 OTHER MATTERS

    The Company's Board of Directors knows of no other matters that may come before the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement, the persons named in the Proxy intend to vote the Proxy in accordance with their best judgment.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    A copy of the Company's Annual Report to Shareholders for the 1998 fiscal year which also includes the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1998 (including financial statements), accompanies this Proxy Statement.

                                                                      APPENDIX A

                    ADVANCED DIGITAL INFORMATION CORPORATION
                             1996 STOCK OPTION PLAN
                              SECTION 1.  PURPOSE

    The purpose of the Advanced Digital Information Corporation 1996 Stock Option Plan (the "Plan") is to enhance the long-term shareholder value of Advanced Digital Information Corporation, a Washington corporation (the "Company"), by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company and its Subsidiaries (as defined in Section 2) to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its Subsidiaries and to acquire and maintain stock ownership in the Company.

                            SECTION 2.  DEFINITIONS

    For purposes of the Plan, the following terms shall be defined as set forth below:

2.1  AWARD

    "Award" means an award or grant made to a Participant pursuant to the Plan, including awards or grants of Incentive Stock Options and Nonqualified Stock Options or any combination thereof.

2.2  BOARD

    "Board" means the Board of Directors of the Company.

2.3  CAUSE

    "Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

2.4  CODE

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.5  COMMON STOCK

    "Common Stock" means the common stock, no par value, of the Company.

2.6  CORPORATE TRANSACTION

    "Corporate Transaction" means any of the following events:

        (a) Consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation own less than 66 2/3% of the outstanding voting securities of the surviving corporation;

        (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary corporation (as the term "subsidiary corporation" is defined in Section 8.3) of the Company;

        (c) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or

        (d) Acquisition by a person, within the meaning of Section 3(a)(9) or of
    Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act of a majority or more of the Company's outstanding voting securities (whether directly or indirectly, beneficially or of record). Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) pursuant to the Exchange Act.

2.7  DISABILITY

    "Disability" means "disability" as that term is defined for purposes of
Section 22(e)(3) of the Code.

2.8  ELIGIBLE DIRECTOR

    "Eligible Director" means a member of the Board who is not also an employee of the Company or any "parent corporation" or "subsidiary corporation" (as those terms are defined in Section 8.3) of the Company.

2.9  EXCHANGE ACT

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.10  FAIR MARKET VALUE

    "Fair Market Value" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the average of the high and the low selling price for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

2.11  GOOD REASON

    "Good Reason" means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice by the Holder:

        (a) a change in the Holder's status, title, position or responsibilities (including reporting responsibilities) that, in the Holder's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Holder of any duties or responsibilities that, in the Holder's reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Holder from or failure to reappoint or reelect the Holder to any of such positions, except in connection with the termination of the Holder's employment for Cause, for Disability or as a result of his or her death, or by the Holder other than for Good Reason;

        (b) a reduction in the Holder's annual base salary;

        (c) the Successor Corporation's requiring the Holder (without the Holder's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate

    Transaction, except for reasonably required travel on the Successor Corporation's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

        (d) the Successor Corporation's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Holder was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Holder with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

        (e) any material breach by the Successor Corporation of its obligations to the Holder under the Plan or any substantially equivalent plan of the Successor Corporation; or

        (f) any purported termination of the Holder's employment or service for Cause by the Successor Corporation that does not comply with the terms of the Plan or any substantially equivalent plan of the Successor Corporation.

2.12  GRANT DATE

    "Grant Date" means the date the Plan Administrator adopted the granting resolution or a later date designated in a resolution of the Plan Administrator as the date an Award is to be granted, or the date an Option is automatically granted pursuant to Section 9.

2.13  HOLDER

    "Holder" means the Participant to whom an Award is granted or, for a Holder who has died, the personal representative of the Holder's estate, the person(s) to whom the Holder's rights under the Award have passed by will or by the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 10.

2.14  INCENTIVE STOCK OPTION

    "Incentive Stock Option" means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

2.15  NONQUALIFIED STOCK OPTION

    "Nonqualified Stock Option" means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

2.16  OPTION

    "Option" means the right to purchase Common Stock granted under Section 7.

2.17  PARTICIPANT

    "Participant" means an individual who is a Holder of an Award or, as the context may require, any employee, director, officer, consultant, agent, advisor or independent contractor of the Company or a Subsidiary who has been designated by the Plan Administrator as eligible to participate in the Plan.

2.18  PLAN ADMINISTRATOR

    "Plan Administrator" means the Board or any committee of the Board designated to administer the Plan under Section 3.1.

2.19  SECURITIES ACT

    "Securities Act" means the Securities Act of 1933, as amended.

2.20  SUBSIDIARY

    "Subsidiary," except as provided in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator, and any entity that may become a direct or indirect parent of the Company.

2.21  SUCCESSOR CORPORATION

    "Successor Corporation" has the meaning set forth under Section 12.2.

                           SECTION 3.  ADMINISTRATION

3.1  PLAN ADMINISTRATOR

    The Plan shall be administered by the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. If and so long as the Common Stock is registered under
Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator of the Plan with respect to any persons subject or likely to become subject to Section 16 under the Exchange Act the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible Participants to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

3.2  ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

    Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

                     SECTION 4.  STOCK SUBJECT TO THE PLAN

4.1  AUTHORIZED NUMBER OF SHARES

    Subject to adjustment from time to time as provided in Section 12.1, a maximum of 1,625,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2  LIMITATIONS

    Subject to adjustment from time to time as provided in Section 12.1, not more than 100,000 shares of Common Stock may be made subject to Awards under the Plan to any individual Participant in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

4.3  REUSE OF SHARES

    Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for in shares), shall again be available for issuance in connection with future grants of Awards under the Plan; provided, however, that any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

                            SECTION 5.  ELIGIBILITY

    Awards may be granted under the Plan to those officers, directors and key employees of the Company and its Subsidiaries as the Plan Administrator from time to time selects; provided, however, that Eligible Directors shall be eligible to receive Awards only under Section 9. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Subsidiaries.

                               SECTION 6.  AWARDS

6.1  FORM AND GRANT OF AWARDS

    The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may consist of Incentive Stock Options and/or Nonqualified Stock Options. Awards may be granted singly or in combination.

6.2  ACQUIRED COMPANY AWARDS

    Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such Awards shall be deemed to be Participants and Holders.

                         SECTION 7.  AWARDS OF OPTIONS

7.1  GRANT OF OPTIONS

    The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2  OPTION EXERCISE PRICE

    The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date.

7.3  TERM OF OPTIONS

    The term of each Option shall be as established by the Plan Administrator or, if not so established, shall be five years from the Grant Date.

7.4  EXERCISE OF OPTIONS

    The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which or the installments in which the Option shall become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

PERIOD OF HOLDER'S CONTINUOUS EMPLOYMENT
                   OR
     SERVICE WITH THE COMPANY OR ITS
              SUBSIDIARIES                  PERCENT OF TOTAL OPTION
       FROM THE OPTION GRANT DATE             THAT IS EXERCISABLE
-----------------------------------------  -------------------------
                After 1 year                              25%
               After 2 years                              50%
               After 3 years                              75%
               After 4 years                             100%

    To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised and accompanied by payment in full as described in Section 7.5. The Plan Administrator may determine at any time that an Option may not be exercised as to less than 100 shares at any one time (or the lesser number of remaining shares covered by the Option).

7.5  PAYMENT OF EXERCISE PRICE

    The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or check, or, unless the Plan Administrator at any time determines otherwise, a combination of cash and/or check and one or both of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Common Stock already owned by the Holder for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price; or (b) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board. In addition, the exercise price for shares purchased under an Option may be paid either singly or in combination with one or more of the alternative forms of payment authorized by this Section 7.5, by (y) a promissory note delivered pursuant to
Section 10 or (z) such other consideration as the Plan Administrator may permit.

7.6  POST-TERMINATION EXERCISES

    The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option will continue to be exercisable, and the terms and conditions of such exercise, if a Holder ceases to be employed by, or to provide services to, the Company or its Subsidiaries, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time.

    In case of termination of the Holder's employment or services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Holder at the date of such termination, only within three months after the date the Holder ceases to be an employee, director, officer, consultant, agent, advisor or independent contractor of the Company or a Subsidiary if termination of the Holder's employment or services is for any reason other than Disability and only within one year after the date of such termination by reason of Disability, but in no event later than the remaining term of the Option. Any Option exercisable at the time of the Holder's death may be exercised, at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option, to the extent of the number of shares purchasable by the Holder at the date of the Holder's death, by the personal representative of the Holder's estate, the person(s) to whom the Holder's rights under the Award have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 11. Any portion of an Option that is not exercisable on the date of termination of the Holder's employment or services shall terminate on such date, unless the Plan Administrator determines otherwise. In case of termination of the Holder's employment or services for Cause, the Option shall automatically terminate upon first notification to the Holder of such termination, unless the Plan Administrator determines otherwise. If a Holder's employment or services with the Company are suspended pending an investigation of whether the Holder shall be terminated for Cause, all the Holder's rights under any Option likewise shall be suspended during the period of investigation.

    A transfer of employment or services between or among the Company and its Subsidiaries shall not be considered a termination of employment or services. The effect of a Company-approved leave of absence on the terms and conditions of an option shall be determined by the Plan Administrator, in its sole discretion.

                 SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS

    To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1  DOLLAR LIMITATION

    To the extent the aggregate Fair Market Value (determined as of the Grant
Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2  10% SHAREHOLDERS

    If a Participant owns more than 10% of the total voting power of all classes of the Company's stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair

Market Value of the Common Stock on the Grant Date and the Option term shall not exceed five years. The determination of 10% ownership shall be made in accordance with Section 422 of the Code.

8.3  ELIGIBLE EMPLOYEES

    Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of
Section 422 of the Code.

8.4  TERM

    The term of an Incentive Stock Option shall not exceed 10 years.

8.5  EXERCISABILITY

    To qualify for Incentive Stock Option tax treatment, an Option designated as an Incentive Stock Option must be exercised within three months after termination of employment for reasons other than death, except that, in the case of termination of employment due to total disability, such Option must be exercised within one year after such termination. Employment shall not be deemed to continue beyond the first 90 days of a leave of absence unless the Participant's reemployment rights are guaranteed by statute or contract. For purposes of this Section 8.5, "total disability" shall mean a mental or physical impairment of the Participant which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Participant to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

8.6  TAXATION OF INCENTIVE STOCK OPTIONS

    In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date of the Incentive Stock Option and one year from the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Plan Administrator may require a Participant to give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7  PROMISSORY NOTES

    The amount of any promissory note delivered pursuant to Section 10 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

             SECTION 9.  AWARDS OF OPTIONS TO NONEMPLOYEE DIRECTORS

    Notwithstanding any other provision of the Plan to the contrary, grants to Eligible Directors shall be made only pursuant to the terms and conditions set forth below.

9.1  ANNUAL GRANTS

    Commencing with the Company's 1997 Annual Meeting of Shareholders, each Eligible Director shall automatically receive a grant of an Option to purchase 2,000 shares of Common Stock immediately following each year's Annual Meeting of Shareholders ("Annual Grants"). Annual Grants shall vest and become exercisable upon the optionee's continued service as a director until the next Annual Meeting of Shareholders after the Grant Date.

9.2  INITIAL GRANTS

    Each Eligible Director shall automatically receive a grant of an Option to purchase 5,500 shares of Common Stock immediately following his or her initial election or appointment to the Board ("Initial Grants"). Initial Grants shall vest and become exercisable as follows: Options for 1,375 shares shall become exercisable on and after one year after the Grant Date, and Options for an additional 1,375 shares shall become exercisable on and after each of the three succeeding anniversaries of the Grant Date.

9.3  NONQUALIFIED STOCK OPTIONS; TERM OF OPTIONS

    Options granted to an Eligible Director under the Plan shall constitute Nonqualified Stock Options. The term of each Option granted under this Section 9 shall be five years from the Grant Date.

9.4  OPTION EXERCISE PRICE

    The exercise price for shares purchased under an Option granted under this
Section 9 shall be the Fair Market Value of the Common Stock on the Grant Date.

9.5  POST-TERMINATION EXERCISES

    In case of termination of the Holder's services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Holder at the date of such termination, only within three months after the date the Holder ceases to be a director of the Company if such termination is for reasons other than Disability and only within one year if such termination is by reason of Disability, but in no event later than the remaining term of the Option. Any Option exercisable at the time of the Holder's death may be exercised, to the extent of the number of shares purchasable by the Holder at the date of the Holder's death, by the personal representative of the Holder's estate entitled thereto at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option. In case of termination of the Holder's services for Cause, the Option shall automatically terminate upon first notification to the Holder of such termination. If a Holder's services with the Company are suspended pending an investigation of whether the Holder shall be terminated for Cause, all the Holder's rights under any Option likewise shall be suspended during the period of investigation.

9.6  CORPORATE TRANSACTION

    In the event of a Corporate Transaction, each Award that is at the time outstanding shall automatically accelerate so that each such Award shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested, except that such acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable "pooling of interests" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. All such Awards not exercised prior to that time shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction.

9.7  AVAILABILITY OF SHARES

    The Options provided for in this Section 9 are subject to the availability of shares under the Plan. If at the date of any grant under this Section 9 there are insufficient shares of Common Stock available to satisfy the grants in whole, then the shares available shall be divided by the number of Eligible Directors then entitled to a grant and each such Eligible Director shall be granted an Option for that number of shares.

9.8  OTHER TERMS APPLICABLE

    Except as otherwise provided in this Section 9, Options granted to Eligible Directors shall be subject to the terms and conditions of the Plan applicable to other Participants.

          SECTION 10.  LOANS, INSTALLMENT PAYMENTS AND LOAN GUARANTEES

    To assist a Holder (including a Holder who is an officer or director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (a) the extension of a loan to the Holder by the Company, (b) the payment by the Holder of the purchase price, if any, of the Common Stock in installments, or (c) the guarantee by the Company of a loan obtained by the Holder from a third party. The terms of any loans, installment payments or loan guarantees, including the interest rate and terms of repayment, will be subject to the Plan Administrator's discretion. Loans, installment payments and loan guarantees may be granted with or without security. The maximum credit available is the purchase price, if any, of the Common Stock acquired, plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

                           SECTION 11.  ASSIGNABILITY

    No Award granted under the Plan may be pledged, assigned or transferred by the Holder other than by will or by the laws of descent and distribution, and during the Holder's lifetime, such Awards may be exercised only by the Holder. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Holder of such Awards to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Holder's death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

                            SECTION 12.  ADJUSTMENTS

12.1  ADJUSTMENT OF SHARES

    In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and class of securities subject to the Plan as set forth in Section 4.1, (ii) the number and class of securities that may be made subject to Awards to any individual Participant as set forth in Sections 4.2, 9.1, 9.2 and 9.3 and (iii) the number and class of securities subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

12.2  CORPORATE TRANSACTION

    Except as otherwise provided in the instrument that evidences the Award, in the event of a Corporate Transaction, each Award that is at the time outstanding shall automatically accelerate so that each such Award shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested, except that such acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable "pooling of interests" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. Except for Options granted pursuant to Section 9, such Award shall not so accelerate, if and to the extent (a) such Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof (the "Successor Corporation") or to be replaced with a comparable award for the purchase of shares of the capital stock of the Successor Corporation or, (b) such Award is to be replaced with a cash incentive program of the Successor Corporation that preserves the spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award. The determination of Award comparability under clause (a) above shall be made by the Plan Administrator, and its determination shall be conclusive and binding. All such Awards shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent such Awards (other than Options granted pursuant to Section 9) are assumed by the Successor Corporation. Any such Awards that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall be accelerated in the event the Holder's employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Successor Corporation for Cause or by the Holder voluntarily without Good Reason. Notwithstanding the foregoing, no Incentive Stock Option shall become exercisable pursuant to this Section 12.2 without the Holder's consent, if the result would be to cause such Option not to be treated as an Incentive Stock Option (whether by reason of the annual dollar limitation described in Section 8.1 or otherwise).

12.3  FURTHER ADJUSTMENT OF AWARDS

    Subject to the preceding Section 12.2, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to Participants, with respect to Awards (other than Options granted pursuant to Section 9). Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, alternate forms and amounts of payments and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such actions before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

12.4  LIMITATIONS

    The grant of Awards will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                            SECTION 13.  WITHHOLDING

    The Company may require the Holder to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant or exercise of any Award. In such instances, subject to the Plan and applicable law and unless the Plan Administrator determines otherwise, the Holder may satisfy withholding obligations, in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Participant to the Company or a Subsidiary.

                 SECTION 14.  AMENDMENT AND TERMINATION OF PLAN

14.1  AMENDMENT OF PLAN

    The Plan may be amended by the shareholders of the Company. The Board may also amend the Plan in such respects as it shall deem advisable; however, to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the aggregate number of shares as to which Awards may be granted, (b) modify the class of employees eligible to receive Awards, or (c) otherwise require shareholder approval under any applicable law or regulation.

14.2  TERMINATION OF PLAN

    The Company's shareholders or the Board may suspend or terminate the Plan at any time. The Plan will have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than 10 years after the earlier of the Plan's adoption by the Board or approval by the shareholders.

14.3  CONSENT OF HOLDER

    The amendment or termination of the Plan shall not, without the consent of the Holder of any Award under the Plan, impair or diminish any rights or obligations under any Award theretofore granted under the Plan.

    Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Holder, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

                              SECTION 15.  GENERAL

15.1  AWARD AGREEMENTS

    Awards granted under the Plan shall be evidenced by a written agreement which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with the Plan.

15.2  CONTINUED EMPLOYMENT OR SERVICES; RIGHTS IN AWARDS

    None of the Plan, participation in the Plan as a Participant or any action of the Plan Administrator taken under the Plan shall be construed as giving any Participant or employee of the Company any right to be retained in the employ of the Company or limit the Company's right to terminate the employment or services of the Participant.

15.3  REGISTRATION; CERTIFICATES FOR SHARES

    The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

    Inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

15.4  NO RIGHTS AS A SHAREHOLDER

    No Award shall entitle the Holder to any dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award, free of all applicable restrictions.

15.5  COMPLIANCE WITH LAWS AND REGULATIONS

    Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

15.6  NO TRUST OR FUND

    The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

15.7  SEVERABILITY

    If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

                          SECTION 16.  EFFECTIVE DATE

    The Plan's effective date is the date on which it is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption.

PROXY

                    ADVANCED DIGITAL INFORMATION CORPORATION
                          11431 WILLOWS ROAD N.E.
                              P.O. BOX 97057
                          REDMOND, WA 98073-9757

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 24, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned appoints Peter H. van Oppen and Leslie S. Rock, and either of them, with full powers of substitution, attorneys and proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Advanced Digital Information Corporation ("ADIC") to be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington on Wednesday, February 24, 1999 at 10 a.m. PST and any adjournment or postponements thereof with all powers the undersigned would possess if personally present:

                IMPORTANT -- PLEASE DATE AND SIGN ON THE OTHER SIDE.



------------------------------------------------------------------------------
                 -TRIANGLE- FOLD AND DETACH HERE -TRIANGLE-

------------------------------------------------------------------------------

                                                       Please mark
                                                       your votes as    /X/
                                                       indicated in
                                                       this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2:

1. ELECTION OF DIRECTORS                      FOR                    WITHHOLD
   NOMINEES: 01. Tom A. Alberg            all nominees               AUTHORITY
             02. John W. Stanton     (except as indicated to the   to vote for
             03. Peter H. van Oppen       contrary below)          all nominees
                                             /  /                      /  /


2. APPROVAL OF AMENDMENT TO 1996                       FOR    AGAINST   ABSTAIN
   STOCK OPTION PLAN                                  /  /     /  /      /  /


(INSTRUCTION: TO WITHHOLD AUTHORITY
TO VOTE FOR ANY INDIVIDUAL NOMINEE,
WRITE THAT NOMINEE'S NAME IN THE
SPACE PROVIDED BELOW.)


---------------------------------------




THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. UNLESS REVOKED OR OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2 AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS AT PRESENT KNOWS OF NO OTHER MATTERS TO BE BROUGHT BEFORE THE MEETING.



Signature of Shareholder(s)_______________________ Dated _____________, 1999

PLEASE SIGN AS YOUR NAME APPEARS. Trustees, Guardians, Personal and other Representatives, please indicate full titles.


          PLEASE DATE AND MAIL IN ENCLOSED POSTAGE-PAID ENVELOPE.
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